Exhibit 99.3

Redbox Highlights Digital Transformation, Durable Business Model and Financial Outlook at 2021 Analyst Meeting

Details Strategy to Provide Affordable, Quality Home Entertainment to Everyone Across Physical and Digital Channels

Provides Insight into Redbox’s Differentiated and Underserved Customer Base, with More Than 39 Million Loyalty Perks Members

Showcases Digital Offerings, Ability to Solve Market Gap Across Fast Growing $58 Billion AVOD, SVOD and TVOD Markets1

OAKBROOK TERRACE, July 15 2021 – Redbox, America's destination for affordable new-release movies and entertainment, held an overview meeting with sell-side analysts on Wednesday, July 14, 2021, during which the Company’s management team outlined its future growth plans as a public company and its efforts to transform in-home entertainment for consumers across physical and digital channels.

“Over the last several years, we have built one of the most trusted brands in entertainment, with a loyal customer base of more than 39 million Redbox Perks members,” said Galen Smith, CEO of Redbox. “We have made incredible strides evolving with the entertainment industry and are accelerating our digital transformation to offer consumers more choice across the streaming and in-home entertainment market. As a public company, we will be able to offer our entertainment-loving customers and partners a multi-product experience that spans physical and digital, addressing an important market gap as more consumers cut the cord and look for new sources of affordable entertainment.”

As previously announced on May 17, 2021, Redbox entered into a definitive agreement to combine with Seaport Global Acquisition Corp. (Nasdaq: "SGAM", "SGAMU," and "SGAMW") ("Seaport Global Acquisition"), a publicly traded special purpose acquisition company. The transaction, which is expected to close in the third quarter of 2021, will result in Redbox becoming a publicly traded company on Nasdaq under the ticker RDBX.

Redbox Poised for Long-Term Growth

During the event, Redbox’s management team presented an overview of the Company’s Legacy and Digital businesses. As a reminder, Redbox’s Legacy business includes the Physical Kiosk business, Redbox Entertainment and the Redbox Service business, which provides best-in-class field service to other kiosk operators, including AmazonHub and ecoATM.

Highlights of the topics covered at the Analyst Meeting included:

Physical Kiosk Business Poised for Significant Recovery as Movie Theaters Reopen, Full Content Release Schedules Return. For many customers, Redbox serves as the only practical access point to new release movies, with the Company offering the latest content for less than $2 a night. Redbox’s physical business is driven by new movie releases, with the COVID-19 pandemic severely impacting the number of new movies released by studios. Over the past two years, there has been an approximately 50 percent reduction at the box office as movie theaters shut down and studios delayed releases and paused production.

As theaters continue to open and distributors release new movies, Redbox expects to see a build in the number of releases from about nine each quarter in Q1 2021 and Q2 2021 to a more normalized rate of 30-40 per quarter. Redbox expects a full movie release schedule to return in 2022, with approximately 140-150 movies scheduled to be released, in-line with 2019.

Digital Strategy Solves Gap in Growing $58 billion Market. Redbox is building a digital ecosystem that consumers can use as a one stop shop for their entertainment needs by engaging with a variety of digital video services within the Redbox app. Over the past several years, Redbox has transformed from a single product physical offering into a multi-window, multi-product experience for entertainment lovers. Today’s audiences are fueling an unprecedented demand for quality on-demand content that is both through subscription and free with advertising, as the overall addressable U.S. digital market is expected to reach $58 billion by 2024.1 Looking ahead, Redbox plans to invest in additional ad-supported content, deploy a subscription on demand (SVOD) channels platform, and expand original movies through Redbox Entertainment titles, helping to simplify the cord-cutting process for consumers. With a unique customer base and new offerings, Redbox’s business is poised to grow and deliver value over the near- and long-term.

Large, Loyal and Differentiated Customer Base Offers Unique Asset. Redbox is an established entertainment brand with tremendous marketing reach and deep customer base. The Company reaches more than 46 million consumers via email and has recorded more than 43 million mobile app downloads. Through the Redbox Perks loyalty program, the Company engages and incentivizes 39 million members, resulting in higher average revenue per user and reduced churn. The typical Redbox customer is unique when compared to the general population, with a focus on value (71 percent self-identify as “Deal Hunters”) and loving movies (average customer consumes significantly more movies than the typical household). Notably, 70 percent of Redbox’s customers identify as late adopters of new technology, providing the Company with a unique opportunity to convert them to Redbox’s digital platforms over time.

Redbox Entertainment Offers Additional Growth Driver. The Company produces and distributes exclusive and original content through Redbox Entertainment, utilizing a multi-platform approach to release content across a range of digital retailers and streamers, generating incremental revenue and margin. Redbox has released 21 films to date and announced the acquisition of two more films, She Ball and The Last Son. Redbox previously announced a slate deal with John Wick producer, Basil Iwanyk, committing to 12 action and thriller films over the next several years. The platform’s proprietary data from its 40 million customers enables Redbox to develop and acquire the preferred content of its loyal customer base that it knows will also appeal to wider audiences on platforms to which the Company licenses content. Redbox’s built-in distribution network provides a competitive advantage that will generate value for the Company, producers and talent.

The presentation and transcript from the meeting are accessible on Redbox’s investor relations website at https://www.redbox.com/investor-relations and on Seaport Global Acquisition’s news page at https://seaportglobalacquisition.com/news/.

About Redbox

Redbox is America's leading destination for affordable new-release movies and entertainment with more ways to watch than any other home entertainment provider. Redbox delivers value and convenience through unparalleled choice across content, platforms, rental and purchase options, and price points. The company recently announced a definitive agreement to combine with Seaport Global Acquisition Corp. (Nasdaq: "SGAM," "SGAMU," and "SGAMW"), a publicly traded special purpose acquisition company. The transaction, which will result in Redbox becoming a publicly traded company, is expected to accelerate Redbox's ongoing transformation to offer customers and partners a multi-product experience across physical and digital channels. The company's expanding streaming offering includes digital rental and purchase as well as free live TV and free On Demand content, and complements Redbox's nationwide footprint of approximately 40,000 entertainment kiosks, conveniently located where consumers already shop.  Redbox Entertainment, a new content acquisition and production division, has further transformed Redbox into a multi-channel content provider.  For more information, visit redbox.com.

1According to SNL Kagan, November 2020

Important Information About the Business Combination and Where to Find It

In connection with the proposed business combination, Seaport Global Acquisition has filed a preliminary proxy statement and intends to file a definitive proxy statement with the Securities and Exchange Commission (“SEC”). The preliminary and definitive proxy statements and other relevant documents will be sent or given to the stockholders of Seaport Global Acquisition as of the record date established for voting on the proposed business combination and will contain important information about the proposed business combination and related matters. Stockholders of Seaport Global Acquisition and other interested persons are advised to read, the preliminary proxy statement and any amendments thereto and, once available, the definitive proxy statement, in connection with Seaport Global Acquisition’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination because the proxy statement will contain important information about Seaport Global Acquisition, Redbox and the proposed business combination. When available, the definitive proxy statement will be mailed to Seaport Global Acquisition’s stockholders as of a record date to be established for voting on the proposed business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov/ or by directing a request to: Seaport Global Acquisition Corp., 360 Madison Avenue, 20th Floor, New York, NY 10017, Attention: Secretary, telephone: (212) 616-7700. The information contained on, or that may be accessed through, the websites referenced in this communication is not incorporated by reference into, and is not a part of, this communication.

Participants in the Solicitation

Seaport Global Acquisition, Redbox and their respective directors and executive officers may be deemed participants in the solicitation of proxies from Seaport Global Acquisition’s stockholders in connection with the business combination. Seaport Global Acquisition’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of Seaport Global Acquisition in Seaport Global Acquisition’s final prospectus filed with the SEC on December 1, 2020 in connection with Seaport Global Acquisition’s initial public offering. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to Seaport Global Acquisition’s stockholders in connection with the proposed business combination is set forth in the proxy statement for the proposed business combination. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed business combination is included in the proxy statement that Seaport Global Acquisition has filed with the SEC.

No Offer or Solicitation

This communication shall neither constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements

This communication includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this communication, regarding Seaport Global Acquisition’s proposed business combination with Redbox, Seaport Global Acquisition’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of the respective management of Seaport Global Acquisition and Redbox and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Seaport Global Acquisition or Redbox. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the business combination, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the business combination or that the approval of the stockholders of Seaport Global Acquisition or Redbox is not obtained; failure to realize the anticipated benefits of business combination; risk relating to the uncertainty of the projected financial information with respect to Redbox; the amount of redemption requests made by Seaport Global Acquisition’s stockholders; the overall level of consumer demand for Redbox’s products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of Redbox’s customers; Redbox’s ability to implement its business and growth strategy; changes in governmental regulation, Redbox’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to Redbox’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response, and as a result of the proposed transaction; Redbox’s ability to retain and expand customer relationships; competitive pressures from many sources, including those using other distribution channels, having more experience, larger or more appealing inventory, better financing, and better relationships with those in the physical and streaming movie and television industries; developments in the home video distribution market as newer technologies and distribution channels compete for market share, and Redbox experiences a secular decline in the physical rental market; the impact of decreased quantity and quality of movie content availability for physical and digital distribution due to changes in quantity of new releases by studios, movie content failing to appeal to consumers’ tastes, increased focus on digital sales and rentals, and other general industry-related factors; the termination, non-renewal or renegotiation on materially adverse terms of Redbox’s contracts or relationships with one or more of its significant retailers or studios; Redbox’s inability to obtain licenses to digital movie or television content for home entertainment viewing; Redbox’s reliance upon a number of partners to make its digital service available on their devices; unforeseen costs and potential liability in connection with content Redbox acquires, produces, licenses and/or distributes through its service; the impact of the COVID-19 pandemic on Redbox’s business, results of operations and financial condition, its suppliers and customers and on the global economy; the impact that global climate change trends may have on Redbox and its suppliers and customers; Redbox’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, Seaport Global Acquisition’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks.

More information on potential factors that could affect Seaport Global Acquisition’s or Redbox’s financial results is included from time to time in Seaport Global Acquisition’s public reports filed with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K as well as the preliminary proxy statement that Seaport Global Acquisition has filed and the definitive proxy statements that Seaport Global Acquisition intends to file with the SEC in connection with Seaport Global Acquisition’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed business combination. If any of these risks materialize or Seaport Global Acquisition’s or Redbox’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Seaport Global Acquisition nor Redbox presently know, or that Seaport Global Acquisition and Redbox currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Seaport Global Acquisition’s and Redbox’s expectations, plans or forecasts of future events and views as of the date of this communication. Seaport Global Acquisition and Redbox anticipate that subsequent events and developments will cause their assessments to change. However, while Seaport Global Acquisition and Redbox may elect to update these forward-looking statements at some point in the future, Seaport Global Acquisition and Redbox specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Seaport Global Acquisition’s or Redbox’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts

Redbox

Jennifer St. Clair

jennifer.st.clair@redbox.com

Seaport Global Acquisition Corp.

Scott Bisang / Katelyn Villany

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449